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                                                                      EXHIBIT 21



                  SUBSIDIARIES OF SCB COMPUTER TECHNOLOGY, INC.


Delta Software Systems, Inc., a Tennessee corporation

Partners Resources Inc., an Arizona corporation

Partners Capital Group, a California corporation

SCB Computer Technology of Alabama, Inc., an Alabama corporation

Technology Management Resources, Inc., a Tennessee corporation